Exhibit 99.1

New Chief Executive Officer Speech

                               --By Guoqin Yin

(Translation)

Dear all,

I am Guoqin Yin, the new Chief Executive Officer of China Ginseng Holdings, Inc (the “Company”). I am honored to be appointed by the Board of the Directors of the Company to be a member of management. I am hoping that I could bring new manage concept, expand multiple distribution and sale channels of our products and improve the Company’s sale and operation position to bring the Company to a new starting point.

Our product is for the wellness of the people and our philosophy is to make a healthy living for the world. We plan to further improve and upgrade our products in the last quarter of 2015. We will improve the receipt of our products to make them more effective and easier to be absolved by human body. In China, healthcare and wellness is a growing industry which brings us new opportunities. We will focus on long term growth of the Company and aim to generate positive cash flow and profit in 2016.

At the same time, we will adjust and improve our management and internal control based on the Company’s current situation and long term development plan. We will take advantage of well experienced employees and sources we have to improve our current products and introduce new products to create high value assets for the Company. When we are ready, we will consider introducing our products to international markets and up-list our common stock on U.S. national stock exchange to increase the value of our stock so that shareholders can benefit from the growth of the Company.

In conclusion, thank you all for your continued trust and support for the company!